Exhibit 10.40

AMENDMENT

TO

STOCK APPRECIATION RIGHT AGREEMENT

THIS AMENDMENT (the “Amendment”) is made effective as of May 24, 2004, by and between Deltek Systems, Inc. (the “Company”) and Richard P. Lowrey (the “Grantee”).

Recitals

WHEREAS, the Company and Grantee have entered into that certain Stock Appreciation Right Agreement dated January 31,2004 (the “Agreement”) pursuant to which the Company granted Grantee certain stock appreciation rights (“SARs”) in accordance with the Company’s 2002 Stock Appreciation Right Plan (the “Plan”); and

WHEREAS, the Company’s board of directors has determined that it is in the best interests of the Company to amend the Agreement to change the vesting and payment of the Grantee’s SARs in connection with a Cash-Out Event (as such term is defined in the Plan);

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Section 3.6 of the Agreement is hereby amended to read as follows:

3.6 Cash-Out Event. If a Cash-Out Event occurs prior to the SAR Expiration Date.

(a) The SAR, to the extent then unexercised and exercisable pursuant to the terms of the Plan and this Agreement, shall be deemed to have been exercised immediately prior to the consummation of such Cash-Out Event, and the Company shall pay to the Grantee (or, if applicable, to the Grantee’s guardian, legal representative or heirs) the amount, in cash or in kind, determined in accordance with this Section 3, within fifteen (15) days after the closing of the Cash-Out Event.

(b) The SAR, to the extent then un-exercisable pursuant to the terms of the Plan and this Agreement, shall, notwithstanding such terms of the Plan and this Agreement, be deemed to be fully vested and exercisable and to have been exercised immediately prior to the consummation of such Cash-Out Event; provided, however, that payment of the amount determined in accordance with this Section 3 for such accelerated portion of the SAR (the “Accelerated Amount”) shall only be made to the Grantee (or, if applicable, to the Grantee’s guardian, legal representative or heirs), if at all, as follows:

(i) The Company shall pay one hundred percent (100%) of the Accelerated Amount, in cash or in kind, within fifteen (15) days after the closing of the Cash-Out Event if, in connection with or in furtherance or as a result of the Cash-Out Event, Grantee’s employment is terminated by the Company without “Cause” or by Grantee for “Good Reason” (as such terms are defined in Grantee’s Executive Severance Agreement dated May 24, 2004).

(ii) So long as Grantee’s Service (with the Company or its successor-in-interest) is continuous after the Cash-Out Event, the Company shall pay that portion of the Accelerated Amount attributable to portion of the SAR that would have vested on each anniversary of the Initial Vesting Date (had there been no Cash-Out Event) within fifteen (15) days after each such anniversary.

(iii) If Grantee’s employment is terminated within two (2) years after the closing of the Cash-Out Event by the Company or its successor-in-interest without Cause or by Grantee for Good Reason, the Company shall pay to Grantee, in cash within fifteen (15) days after the date Grantee’s employment is so terminated, an amount equal to the Accelerated Amount then remaining unpaid after crediting any payments made pursuant to subsection (b)(ii) above).

(iv) If Grantee’s employment terminates after the closing of the Cash-Out Event for any reason other than by the Company or its successor-in-interest without Cause or by Grantee for Good Reason, Grantee shall not be entitled to any further payment of the Accelerated Amount not already paid pursuant to subsection (b)(ii) above.

Except to the extent that Grantee is entitled to payment of the Accelerated Amount under subsections (b)(i), (ii) and (iii) above the Company shall have no obligation to pay Grantee all or any part of the Accelerated Payment.

2. Except as hereby expressly modified, the Agreement shall otherwise be unchanged, shall remain in full force and effect, and is hereby expressly approved, ratified and confirmed.

IN WITNESS WHEREOF the parties have executed this Amendment as of the date first set forth above.

Deltek Systems, Inc.

By:
Kenneth E. deLaski Chairman, President and CEO

Richard P. Lowrey, Grantee

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